Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES THE CLOSING OF A NEW SENIOR SECURED CREDIT FACILITY
     DENVER, Colorado (December 30, 2010) — Delta Petroleum Corporation (the “Company” or “Delta”) (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, announced today that it has closed on a new senior secured credit facility with Macquarie Bank Limited (“Macquarie”).
     As previously announced, the new credit facility is for $100 million, of which $50 million will be initially available to the Company. The $50 million is comprised of a $30 million revolving line of credit (Tranche A) and a $20 million advancing term loan (Tranche B). The interest rate is Libor plus 7% or Prime plus 6% for Tranche A borrowings and Libor plus 9% or Prime plus 8% for Tranche B borrowings, and is subject to a 2% closing fee on the initial commitment amount. The credit facility matures on January 31, 2012. The new credit facility replaces Delta’s prior credit facility.
     Carl Lakey, President and CEO of Delta Petroleum, stated, “The closing of this new credit facility is yet another step in the restoration of the financial flexibility Delta needs to successfully execute on its focused business plan of creating greater value from its core asset in the Piceance Basin.”
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are in the Rocky Mountain region, where the majority of its operated properties and long-term growth prospects are located. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, the Company’s entry into a new credit facility. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the Company’s ability to obtain additional funding, its ability to successfully execute on its business plan, downward fluctuations in commodity prices, the cost and availability of third party services, as well as general market conditions and competition. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information contact the Company at (303) 293-9133 or via email at investorrelations@deltapetro.com.
SOURCE: Delta Petroleum Corporation